As filed with the Securities and Exchange Commission on February 23, 2017

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3 NO. 333-207514

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STONE ENERGY CORPORATION*

(Exact name of registrant as specified in its charter)

Delaware	72-1235413
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

625 E. Kaliste Saloom Road

Lafayette, Louisiana 70508

(337) 237-0410

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Lisa S. Jaubert

Senior Vice President, General Counsel and Secretary

625 E. Kaliste Saloom Road

Lafayette, Louisiana 70508

(337) 237-0410

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael E. Dillard

John M. Greer

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

(713) 546-5400

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

*	Includes certain subsidiaries of Stone Energy Corporation identified on the following page.

ADDITIONAL REGISTRANT GUARANTORS

Exact Name of Registrant Guarantor(1)	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number
Stone Energy Offshore, L.L.C.	Delaware	72-1235413
(1)	The address for the registrant guarantors is 625 E. Kaliste Saloom Road, Lafayette, Louisiana 70508, and the telephone number for the registrant guarantors is (337) 237-0410. The Primary Industrial Classification Code for the registrant guarantors is 1311.

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement on Form S-3 (the “Registration Statement”), originally filed by Stone Energy Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission:

•	Registration Statement No. 333-207514, filed on Form S-3 on October 19, 2015 (as amended on November 16, 2015) and declared effective on November 19, 2015, pertaining to the registration of common stock, preferred stock, debt securities, unsecured guarantees of debt securities, rights to purchase common stock, preferred stock and/or debt securities, depositary shares, warrants to purchase any of these classes of securities and units consisting of one or more of these classes of securities.

On December 14, 2016, the Company and its subsidiaries, Stone Energy Holding, L.L.C. and Stone Energy Offshore, L.L.C., filed voluntary petitions for reorganization under chapter 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas, which cases are being jointly administered under the caption “In re Stone Energy Corporation, et al” (the “Chapter 11 Cases”).

As a result of the Chapter 11 Cases, the Company has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Company hereby removes from registration all of such securities registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Lafayette, State of Louisiana on February 23, 2017.

STONE ENERGY CORPORATION

By:	/s/ Kenneth H. Beer
	Name:	Kenneth H. Beer
	Title:	Executive Vice President and
Chief Financial Officer

STONE ENERGY OFFSHORE, L.L.C.

By:	Stone Energy Corporation Its Sole Member

	By:	/s/ Kenneth H. Beer
		Name:	Kenneth H. Beer
		Title:	Executive Vice President and
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the Registration Statement has been signed by the following persons in the capacities indicated on February 23, 2017.

Signature	Title

* David H. Welch	President and Chief Executive Officer and Chairman of the Board (principal executive officer)

/s/ KENNETH H. BEER Kenneth H. Beer	Executive Vice President and Chief Financial Officer (principal financial officer)

* Karl D. Meche	Director of Accounting and Treasurer (principal accounting officer)

* George R. Christmas	Director

* B. J. Duplantis	Director

* Peter D. Kinnear	Director

* David T. Lawrence	Director

* Robert S. Murley	Director

* Richard A. Pattarozzi	Director

* Donald E. Powell	Director

* Kay G. Priestly	Director

* Phyllis M. Taylor	Director

*By:	/s/ KENNETH H. BEER
Kenneth H. Beer Attorney-in-fact